EXHIBIT 10.13

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of November 15, 2004 (the “Agreement Date”) is between Kintera, Inc., a Delaware corporation (“Buyer”), and Intuit Inc., a Delaware corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of the Shares (as defined below) and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Buyer and Seller have determined that the sale of the Shares to Buyer is in the best interests of their respective companies and stockholders and have agreed to effect the transactions provided for herein upon the terms and conditions of this Agreement.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein (except as otherwise specified in Article 8, have the following meanings:

“AF Employees” means employees of Seller who provide substantially all of their services to the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that neither the Company nor any Subsidiary shall be considered an Affiliate of Seller.

“Benefit Arrangement” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, any of Seller’s Affiliates, the Company or any Subsidiary, and (iii) covers any employee or former employee of Seller who has provided substantial services to the Company or any Subsidiary employed in the United States.

“Buyer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means American Fundware Holding Company, Inc., a Delaware corporation.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller, any of Seller’s Affiliates, the Company or any Subsidiary, and (iii) covers any employee or former employee of Seller who has provided substantial services to the Company or any Subsidiary.

“Environmental Laws” means any and all statutes, laws, regulations and rules, in each case as in effect on the Agreement Date, that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars, or any other similar type of proprietary intellectual property right.

“IRS” means the United States Internal Revenue Service.

“Knowledge.”  Seller shall be deemed to have “Knowledge” of a particular fact or other matter if:  (a) any of Sasan Goodarzi, Jill Ward and Dave Merenbach has actual knowledge of such fact or other matter; or (b) any of Sasan Goodarzi, Jill Ward and Dave Merenbach would have had actual knowledge of such fact following a reasonable inquiry.  For purposes of the foregoing sentence, reasonable inquiry means that such persons shall have inquired of those persons charged with primary responsibility for the relevant subject matter within the Company, including, without limitation, reasonable inquiry of Michael Potts, Janice Groth and Lisa Van der Veer.  Buyer shall be deemed to have “Knowledge” of a particular fact or other matter if:  (a) either of Harry Gruber or Dennis Berman has actual knowledge of such fact or other matter; or (b) either of Harry Gruber or Dennis Berman would have had actual knowledge of such fact following a reasonable inquiry.  For purposes of the foregoing sentence, reasonable inquiry means that such persons shall have inquired of those persons charged with primary responsibility for the relevant subject matter within Buyer.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether such events or changes are inconsistent with the representations or warranties made by such Person in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, business, assets (including intangible assets), operations or results of operations of such Person and its subsidiaries, taken as whole, except any such event, change, violation, inaccuracy, circumstance or effect resulting from or arising in connection with (i) changes or conditions affecting the industry generally in which such Person operates, (ii) changes in economic or political (and, solely for purposes of Sections 9.01(b), 9.02(b) and 9.02(c), regulatory) conditions generally, (iii) the announcement or pendency of the transactions contemplated hereby (including, without limitation, any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of AF Employees), (iv) with respect to the Company, any failure by the Company or any Subsidiary to meet internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Agreement Date, (v) with respect to the Company, attrition with respect to AF Employees, (vi) with respect to the Company, the payment of any amounts due, or the provision of any other benefits, to any AF Employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the Agreement Date and set forth in the Seller Disclosure Letter, or (vii) with respect to the Company, compliance with the terms of, or the taking of any action required by, this Agreement or any effect on the Company resulting from actions not taken by the Company due to a prior written consent to take such action not being provided by Buyer following a written request from the Company to Buyer to take such action.

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Seller Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Seller is or will be a party that are required to be executed pursuant to this Agreement.

“Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Shares” means all of the issued and outstanding shares of Common Stock.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including interest, penalty or addition thereto, whether disputed or not.

“Title IV Plan” means each Employee Plan subject to Title IV of ERISA, other than any Multiemployer Plan.

ARTICLE 2
PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing (as defined in Section 2.02).  The purchase price for the Shares is $11,037,500 in cash (as adjusted pursuant to Section 2.03, the “Purchase Price”).  The Purchase Price shall be paid as provided in Section 2.02.

SECTION 2.02.  Closing.  Subject to Section 2.03, the closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, as soon as possible, but in no event later than two business days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Seller may agree.  At the Closing:

(a)                                  Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller designated by Seller, by notice to Buyer not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

(b)                                 Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

SECTION 2.03.  Purchase Price Adjustment.  Subject to Section 6.06, if Seller shall not have obtained, by 5:00 p.m. Pacific time on November 19, 2004, either (a) the Ericsson Assignment and the Ericsson Release or (b) the New Ericsson Sublease and the Ericsson Release, then the condition set forth in Section 9.02(n) may be satisfied by either party’s election, prior to December 15, 2004, to reduce the Purchase Price to $11,022,500 (the “Election”); provided, however, that, if either Buyer or Seller makes the Election, the Closing is consummated and, within 45 days after the Closing, Buyer enters into any lease or sublease covering the same premises as the premises covered by the Ericsson Sublease, then (i) the Purchase Price shall be increased to $11,037,500, (ii) Buyer shall, within one business day after entering into any such lease or sublease, notify Seller in writing of such fact, and (iii) Buyer shall, within five business days after Buyer has entered into any such lease or sublease, deliver to Seller $15,000 in immediately available funds by wire transfer to an account of Seller designated by Seller, by notice to Buyer not later than two business days after Buyer has provided Seller with the written notice described in the foregoing clause (i) (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).  In addition to the foregoing, if either Buyer or Seller makes the Election and all other conditions set forth in Sections 9.02 and 9.03 are satisfied or waived, then, within the later of forty-eight (48) hours after Buyer’s demand to Seller (including Buyer’s delivery of a written copy of such demand to Jon Katz at jon_katz@intuit.com and Buyer’s telephone notice of such demand to Jon Katz at 650-944-3965) and one full business day after Buyer’s demand to Seller (including Buyer’s delivery of a written copy of such demand to Jon Katz at jon_katz@intuit.com and Buyer’s telephone notice of such demand to Jon Katz at 650-944-3965), Seller shall relocate all equipment and other assets of the Company and its Subsidiaries (collectively, the “Equipment”) from the premises covered by the Ericsson Sublease to the premises covered by the Master Sublease; provided, however, that the foregoing obligation of Seller shall not include the installation of any equipment or the undertaking of any build-outs or renovations to the premises covered by the Master Sublease; provided, further, that risk of loss and damage to the Equipment, solely as a result of Seller’s relocation of such Equipment, shall be on Seller until such Equipment is relocated to the premises covered by the Master Sublease.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the letter addressed to Buyer from Seller and dated as of the Agreement Date, including all Schedules thereto, which has been delivered by Seller to Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”), Seller represents and warrants to Buyer as of the Agreement Date and as of the Closing Date that:

SECTION 3.01.  Corporate Existence and Power.  Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on the Company.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.01 of the Seller Disclosure Letter where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

SECTION 3.02.  Corporate Authorization.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Seller Ancillary Agreements constitute legal, valid and binding agreements of Seller, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

SECTION 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of United States federal and state securities laws and (ii) any such action or filing as to which the failure to make or obtain would not be material to Seller’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement and the Seller Ancillary Agreements.

SECTION 3.04.  Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller, the Company or any Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or any Subsidiary or to a material loss of any benefit to which Seller or the Company or any Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller or the Company or any Subsidiary, except, in the case of clause (ii), as to matters that would not have a Material Adverse Effect on the Company.

SECTION 3.05.  Capitalization.

(a)                                  The authorized capital stock of the Company consists of 1,000 shares of Common Stock.  There are outstanding 100 shares of Common Stock.

(b)                                 All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by the Company in compliance with (i) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws (including the Securities Act of 1933, as amended (the “Securities Act”), and any state “blue sky” securities law), (ii) all other applicable laws, and (iii) all requirements set forth in applicable agreements or instruments binding on the Company, as applicable.  Except as set forth on Schedule 3.05(b) of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

SECTION 3.06.  Ownership of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares, free and clear of any Lien.

SECTION 3.07.  Subsidiaries.

(a)                                  Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not have a Material Adverse Effect on the Company.  All Subsidiaries and their respective jurisdictions of incorporation and foreign qualifications are identified on Schedule 3.07(a) of the Seller Disclosure Letter.

(b)                                 All of the outstanding capital stock or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien.  There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

SECTION 3.08.  Financial Statements.  Attached hereto as Schedule 3.08 of the Seller Disclosure Letter are (1) the unaudited consolidated balance sheets as of July 31, 2004 and July 31, 2003 of the Company and the Subsidiaries and the related unaudited consolidated statements of income for the fiscal years ended July 31, 2004 and July 31, 2003 and (2) the unaudited consolidated balance sheets as of September 30, 2004 and October 31, 2004 (the “Balance Sheet Date” and such balance sheet the “Balance Sheet”) of the Company and the Subsidiaries and the related unaudited consolidated statements of income for the two-month period ended September 30, 2004 and the three-month period ended October 31, 2004 (the items described in clauses (1) and (2), collectively, the “Financial Statements”).  The Financial Statements (x) are derived from and in accordance with the books and records of the Company and the Subsidiaries and (y) fairly and accurately present, in conformity with GAAP applied on a consistent basis (except for any absence of notes thereto), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended.  The Company and the Subsidiaries do not have any liabilities either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities identified as such in the “liabilities” category of the Financial Statements, (ii) liabilities specifically described in this Agreement or the Seller

Disclosure Letter, and (iii) liabilities incurred in the ordinary course of business, consistent with past practices, provided that if any such liability was incurred before the Balance Sheet Date it is not required under GAAP to be reflected in the Financial Statements.

SECTION 3.09.  Absence of Certain Changes.  Since July 31, 2004, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                                  any event, occurrence or development which has had a Material Adverse Effect on the Company;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company or any Subsidiary;

(c)                                  any amendment of any material term of any outstanding security of the Company or any Subsidiary;

(d)                                 any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices;

(e)                                  any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practices;

(f)                                    any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g)                                 any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

(h)                                 any change in the terms of its accounts receivable or any action that directly caused any acceleration in the payment, collection or generation of its accounts receivable or discounts, except in the ordinary course of business consistent with past practices;

(i)                                     any purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the material purchase, license, sale, assignment or other disposition or transfer, of any of its assets, properties or goodwill (other than purchases of raw materials, sales of inventory and licenses granted, in each case in the ordinary course of business consistent with past practices);

(j)                                     any damage, destruction or loss affecting business or any assets or properties, whether or not covered by insurance;

(k)                                  any liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of business, consistent with past practices; or

(l)                                     any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director of the Company or any Subsidiary or any AF Employee (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director of the Company or any Subsidiary or any AF Employee, or (iii) change in compensation or other benefits payable to any director of the Company or any Subsidiary or any AF Employee pursuant to any bonus, pension, insurance, severance or retirement plans or policies thereof.

SECTION 3.10.  Insurance Coverage.  Seller has made available to Buyer a list of all insurance policies and fidelity bonds relating to the directors of the Company or any Subsidiary or the AF Employees or the assets, business or operations of the Company and the Subsidiaries (such policies and bonds, collectively, the “Insurance Policies”).  Such Insurance Policies are listed in Schedule 3.10 of the Seller Disclosure Letter (together with the name of the insurer under such policy or bond, the type of policy or bond, the coverage amount and any applicable deductibles).  The Company and the Subsidiaries are in compliance with the terms of such Insurance Policies, and all Insurance Policies are in full force and effect.  Seller has no Knowledge of any threatened termination of, or material premium increases with respect to, any Insurance Policy.  There are no material claims by Seller, in each case relating to the AF Employees or the assets, business or operations of the Company and the Subsidiaries, pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

SECTION 3.11.  Intercompany Accounts.  Since the Balance Sheet Date, there has not been any accrual of liability by the Company or any Subsidiary to Seller or any of its Affiliates or other transaction between the Company or any Subsidiary and Seller and any of its Affiliates, except in the ordinary course of business of the Company and the Subsidiaries consistent with past practices or as provided in Schedule 3.11 of the Seller Disclosure Letter.

SECTION 3.12.  Material Contracts.

(a)                                  Schedule 3.12 of the Seller Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, arrangements, commitments or undertakings to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary or any of their respective assets or properties are bound:

(i)                                     any lease (whether of real or personal property) providing for annual rentals of $25,000 or more that cannot be terminated on not more than 30 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(ii)                                  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $25,000 or more (excluding any default payments) or (B) aggregate payments after the Closing Date by the Company and the Subsidiaries of $100,000 or more (excluding any default payments), in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(iii)                               any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology of the Company or the Subsidiaries or to provide training or other services to the customers of the Company or the Subsidiaries;

(iv)                              any contract, agreement or binding commitment pursuant to which the Company or any Subsidiary grants to any third party any rights or license in or to the Company Intellectual Property Rights, other than end user licenses for the Company Products (as defined in Section 3.16(e)) granted by the Company or any Subsidiary in the ordinary course of business (pursuant to the Company’s standard end user license agreement, a copy of which has been provided to Buyer, or a similar agreement containing substantially similar terms, and licenses to third party software distributed by the Company or any Subsidiary pursuant to the agreements between the Company or any Subsidiary and such third parties identified in this Section 3.12(a)(iv)), and/or pursuant to which any third party grants to the Company or any Subsidiary any rights or license in or to the Company Intellectual Property Rights, other than licenses for generally available commercial software, each with an individual acquisition cost of $5,000 or less;

(v)                                 any material partnership, joint venture or other similar agreement or arrangement;

(vi)                              any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii)                           any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $25,000 or (B) entered into subsequent to the Agreement Date as permitted by Section 3.09(d);

(viii)                        any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area;

(ix)                                any agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates;

(x)                                   any consulting or similar agreement under which the Company or any Subsidiary provides any advice or services to a third party for annual compensation of $50,000 per year or more;

(xi)                                any contract, agreement, arrangement or undertaking with, or commitment to, any labor union or collective bargaining unit;

(xii)                             any contract, agreement, arrangement or commitment to extend loans or credit to one or more of the AF Employees or to consultants or independent contractors who provide services to the Company or the Subsidiaries;

(xiii)                          any other contract, agreement, arrangement, commitment or undertaking that involves a current or future commitment by the Company or the Subsidiaries in excess of $50,000; and

(xiv)                         any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

(b)                                 Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 3.12 (each, a “Material Agreement”) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to Seller’s Knowledge, any other party thereto is in default or breach in any respect under the terms of any such Material Agreement, except for any such defaults or breaches which would not have a Material Adverse Effect on the Company.

SECTION 3.13.  Litigation.  There is no action, suit, investigation or proceeding pending against or, to Seller’s Knowledge, threatened against Seller, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official.

SECTION 3.14.  Compliance with Laws and Court Orders.  Neither the Company nor any Subsidiary is in material violation of any applicable law, rule, regulation, judgment, injunction, order or decree.

SECTION 3.15.  Properties.  The Company and the Subsidiaries have good and valid title to, or in the case of leased properties and assets have valid leasehold interests in, all properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices or where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect on the Company.  To Seller’s Knowledge, such properties and assets are sufficient for the operation of the Company’s and the Subsidiaries’ business as currently conducted.  Schedule 3.15 of the Seller Disclosure Letter sets forth a list of all computer hardware (including servers) included in such properties and assets.  None of such properties or assets is subject to any Lien, except:

(a)                                  Liens disclosed on Schedule 3.15(a) of the Seller Disclosure Letter;

(b)                                 Liens disclosed on the Balance Sheet or notes thereto;

(c)                                  Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(d)                                 mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

(e)                                  Liens incurred in the ordinary course of business that are not material; or

(f)                                    other Liens which would not have a material diminution in the value of such property or asset.

SECTION 3.16.  Intellectual Property.

(a)                                  The Company and/or the Subsidiaries own, have independently developed or, to Seller’s Knowledge, have a valid right or license to use all Intellectual Property Rights currently used in the conduct of the Company’s and each Subsidiary’s business (such Intellectual Property Rights being collectively referred to as the “Company Intellectual Property Rights”).  “Company Owned Intellectual Property Rights” means Company Intellectual Property Rights that are owned or licensed exclusively to the Company.  To Seller’s Knowledge, the Company Intellectual Property Rights are sufficient in all material respects for the conduct of the Company’s and the Subsidiaries’ business as now conducted.

(b)                                 Schedule 3.16(b) of the Seller Disclosure Letter sets forth a list of all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary grants to any Person any rights to use any Company Intellectual Property Right, other than end user licenses for the Company Products (as defined in Section 3.16(e)) granted by the Company or any Subsidiary in the ordinary course of business.

(c)                                  No Company Owned Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect on the Company.

(d)                                 Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, in accordance with their terms:  (i) constitute a material breach of or material default under any contract governing any Company Intellectual Property Right; or (ii) cause any material restriction on the Company’s or any Subsidiary’s right to use, or the forfeiture or termination of (or give rise to a right of forfeiture or termination of), any Company Intellectual Property Right.  There are no royalties, honoraria, fees or other payments payable by the Company or the Subsidiaries to any Person (other than salaries payable to AF Employees not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company Intellectual Property Rights by the Company or the Subsidiaries and none will become payable as a result of the consummation of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements.

(e)                                  Since May 31, 2002 (the “Acquisition Date”), neither the development, manufacture, marketing, license, sale or distribution of any product or service currently manufactured, marketed, licensed, sold, distributed or provided by the Company or any Subsidiary (collectively, the “Company Products”) violates any contract between the Company, or any Subsidiary, and any other Person or, to the Knowledge of the Seller, infringes or misappropriates any Intellectual Property Right of any third party, and, to the Knowledge of the Seller, prior to the Acquisition Date, neither the development, manufacture, marketing, license, sale or distribution of any Company Products violates any contract between the Company or any Subsidiary, and any other Person or, to the Knowledge of the Seller, infringes or misappropriates any Intellectual Property Right of any third party. There is no pending or, to Seller’s Knowledge, threatened claim or litigation contesting the validity, ownership or right of the Company to exercise any Company Intellectual Property Right or to use, develop, manufacture, market, license, sell or distribute any Company Product.  Since the Acquisition Date, and to Seller’s Knowledge prior to the Acquisition Date, the Company has not received any notice asserting that any Company Intellectual Property Right or Company Product conflicts with the rights of any other Person nor, to Seller’s Knowledge, is there any legitimate basis for any such assertion.

(f)                                    Schedule 3.16(f) of the Seller Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Subsidiary of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by the Company or any Subsidiary to secure, perfect or protect its interest in Company Intellectual Property Rights, including all patent applications, copyright applications and applications for registration of trademarks and service marks.

(g)                                 Since the Acquisition Date, and to Seller’s Knowledge prior to the Acquisition Date, neither the Company nor any or any Subsidiary nor any other Person acting on their behalf has disclosed or delivered to any other Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Products.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any Subsidiary or any Person acting on their behalf, to any other Person of any source code for any Company Products.

(h)                                 To the Knowledge of the Seller, no current or former employee, consultant or independent contractor of the Company or the Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract, agreement, arrangement, commitment or undertaking with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or the Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software, or other copyrightable, patentable or otherwise proprietary work for the Company or the Subsidiaries that is subject to any agreement under which such employee, consultant, or independent contractor has assigned or otherwise granted to any other Person any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or other proprietary work.

(i)                                     The Company and the Subsidiaries have taken all commercially reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the confidential information of the Company and the Subsidiaries and to preserve and maintain all interests and proprietary rights in the Company Intellectual Property Rights.  All current and former officers, employees, consultants and independent contractors of the Company and the Subsidiaries have executed and delivered an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company and the Subsidiaries (provided that the foregoing representation shall be qualified to Seller’s Knowledge as to former officers, employees, consultants and independent contractors who were employed by the Company and its Subsidiaries prior to the Acquisition Date); and true, correct and complete copies have been provided to the Buyer.  No current or former employee, officer, director, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company Owned Intellectual Property Rights (provided that the foregoing representation shall be qualified to Seller’s Knowledge as to former employees, officers, directors, consultants or independent contractors who were employed by the Company or any Subsidiary prior to the Acquisition Date).

SECTION 3.17.  Finders’ Fees.  Except for Seven Hills Partners, LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.18.  Employees.

(a)                                  Schedule 3.18(a) of the Seller Disclosure Letter sets forth a true and complete list, as of November 14, of the names, titles, hourly rates or annual salaries (including the date and amount of last rate or salary increase), stock option grants and other compensation of all AF Employees.

(b)                                 Neither the Company nor its Subsidiaries has any current labor disputes or has had, since the Acquisition Date, any material labor disputes or claims of unfair labor practices.  There are no claims of unfair labor practices pending or, to Seller’s Knowledge, threatened.  There is no strike, labor dispute, material slowdown or work stoppage pending or, to Seller’s Knowledge, threatened against the Company.  The Company is not now nor has it ever been since the Acquisition Date subject to any union organizing activities or collective bargaining activities.

(c)                                  Subject to Buyer’s compliance with Section 6.05, (i) within the past year, neither the Company nor any Subsidiary has incurred, solely as a result of the actions of Seller, the Company or any Subsidiary prior to the Closing, any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied and (ii) no terminations of AF Employees prior to the Agreement Date, in and of themselves, result in unsatisfied liability or obligation under WARN or any similar state or local law.

SECTION 3.19.  Employee Benefit Plans.

(a)                                  Schedule 3.19(a) of the Seller Disclosure Letter includes a description and complete listing of each of the Employee Plans in which AF Employees participate.

(b)                                 Neither Seller nor any ERISA Affiliate, including, but not limited to, the Company or any of its Subsidiaries, sponsors (i) a Multiemployer Plan, (ii) a Title IV Plan, or (iii) a plan which has a trust described in Section 501(c)(9) of the Code.

(c)                                  Except as set forth on Schedule 3.19(c) of the Seller Disclosure Letter, there are no Benefit Arrangements in which AF Employees participate or intercompany agreements that obligate the Company or any Subsidiary to pay or provide severance to the AF Employees.

(d)                                 Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current AF Employees or employees of the Company or any Subsidiary, except as required by Section 4980B of the Code (“COBRA”).

(e)                                  The Company granted compensatory stock options for its common stock (the “Company Options”) to certain of the employees of the Company and its Subsidiaries prior to the acquisition of the Company and its Subsidiaries by Seller.  The Company Options were assumed by Seller at the time Seller acquired the Company and its Subsidiaries and were converted into options for shares of Seller Common Stock.  With the exception of the exercise price per share, the assumed Company Options remain subject to the terms and conditions of the option grant agreements and stock compensation plan documents pursuant to which the assumed Company Options were granted.  Schedule 3.19(e) of the Seller Disclosure Letter identifies each of these assumed Company Options outstanding as of September 30, 2004.

SECTION 3.20.  Customers.  Schedule 3.20(a) of the Seller Disclosure Letter sets forth the total number of clients on annual maintenance contracts with the Company or any Subsidiary as of November 12, 2004.  Since July 31, 2004, neither the Company nor any Subsidiary has received any material complaints from its clients concerning the Company’s or any Subsidiary’s products or services.  Set forth on Schedule 3.20(b) of the Seller Disclosure Letter is the name of each client who has, since August 10, 2004 through November 12, 2004, terminated its annual maintenance contract with the Company or any Subsidiary or given written notice to the Company or any Subsidiary of the termination of, or of the intent to terminate, its annual maintenance contract with the Company or any Subsidiary.

SECTION 3.21.  No Misrepresentation.  No representation or warranty by Seller in this Agreement, the Seller Disclosure Letter or any written document or certificate executed and delivered by Seller to Buyer pursuant to this Agreement contains or will when delivered contain any untrue statement of a material fact or omits or will when delivered omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.  Seller has made available to Buyer or its representatives true and complete copies of all documents which are set forth on the Seller Disclosure Letter.

SECTION 3.22.  Lease.  To Seller’s Knowledge, (i) the lease agreement dated as of July 9, 2003 by and between Crown Media International, LLC (“Crown”) and Seller (the “Master Sublease”) is in full force and effect and (ii) no event has occurred that with the giving of notice or the passage of time would constitute a default under the Master Sublease.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Agreement Date and as of the Closing Date that:

SECTION 4.01.  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on Buyer.

SECTION 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and, except for any required approval by Buyer’s stockholders, have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the Buyer Ancillary Agreements constitute legal, valid and binding agreements of Buyer, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

SECTION 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of United States federal and state securities laws and (ii) any such action or filing as to which the failure to make or obtain would not be material to Buyer’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement and the Buyer Ancillary Agreements.

SECTION 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, except, in the case of clauses (ii)

and (iii), as to matters that would not be material to Buyer’s ability to consummate the transactions contemplated hereby or to perform its obligations under this Agreement and the Buyer Ancillary Agreements.

SECTION 4.05.  Financing.  Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

SECTION 4.06.  Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

SECTION 4.07.  Litigation.  There is no action, suit, investigation or proceeding pending against or, to Buyer’s Knowledge, threatened against Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

SECTION 4.08.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 4.09.  Employees.  Buyer has made a written offer of employment to each person identified on Schedule 3.18(a)(i) of the Seller Disclosure Letter (all such employees, collectively, the “Offerees”).  Such written offers of employment provide the Offerees with annual salaries, wages and other compensation and employee benefits as set forth in the offer letters delivered to the Offerees on November 10, 2004 (the “Offer Letters”), true, correct and complete copies of which were delivered to Seller on November 12, 2004.

SECTION 4.10.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser experienced in the evaluation and purchase of companies such as the Company and the Subsidiaries as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements.  Buyer acknowledges that Seller has given Buyer complete and open access to the key AF Employees and to the documents and facilities of the Company and the Subsidiaries.  Buyer agrees to accept the Shares and the Company in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Subsidiaries or the future business and operations of the Company and the Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or the Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

SECTION 5.01.  Conduct of the Company.  From the Agreement Date until the Closing Date, Seller shall cause the Company and each Subsidiary to conduct its businesses in the ordinary course consistent with the past practices of such businesses since July 31, 2004 and to use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of the AF Employees.  Without limiting the generality of the foregoing, from the Agreement Date until the Closing Date, except as disclosed on Schedule 5.01, Seller will not, without Buyer’s prior written consent, permit the Company or any Subsidiary to:

(a)                                  adopt any change in its certificate of incorporation or bylaws;

(b)                                 merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c)                                  sell, lease, license or otherwise dispose of any material assets or property, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practices;

(d)                                 incur any liability as guarantor or surety with respect to any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course consistent with past practices, which are not material in amount;

(e)                                  incur any liability other than in the ordinary course consistent with past practices or incur any indebtedness for borrowed money;

(f)                                    make any loan, advance or capital contribution to, or invest in, any Person other than travel loans or advances made in the ordinary course consistent with past practices, and which are not material in amount;

(g)                                 place any Lien on any of its properties or grant any Lien with respect to any of its assets;

(h)                                 declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalize its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock;

(i)                                     enter into, amend, relinquish, terminate or not renew any Material Agreement, in each case other than in the ordinary course consistent with past practices;

(j)                                     enter into any agreement, contract, plan, lease, arrangement or commitment which could be characterized as a Material Agreement if entered into prior to the Agreement Date, in each case other than in the ordinary course consistent with past practices;

(k)                                  pay any bonus, royalty, increased salary, severance or special remuneration or incur any liability to any AF Employee or to any consultant or independent contractor who provides services to the Company or any Subsidiary (except as is already accrued or pursuant to existing agreements, contracts, plans, leases, arrangements or commitments disclosed on the Seller Disclosure Letter) or amend any existing or enter into any new employment, consulting or severance agreement with any such person;

(l)                                     increase or modify any bonus, pension, insurance or other employee benefit plan, payment or arrangement (excluding the grant of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of the AF Employees or consultants or independent contractors who provide services to the Company or any Subsidiary; or

(m)                               agree or commit to do any of the foregoing.

SECTION 5.02.  Access to Information; Confidentiality.

(a)                                  From the Agreement Date until the Closing Date, Seller will (i) give, and will cause the Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of Seller relating to the Company and the Subsidiaries, (ii) furnish, and will cause the Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request, and (iii) instruct the AF Employees and the counsel and financial advisors of Seller, the Company or any Subsidiary to cooperate with Buyer in its investigation of the Company or any Subsidiary.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller, the Company or any Subsidiary.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller, the Company or any Subsidiary to risk of liability.

(b)                                 On and after the Closing Date, upon prior written notice to Seller, Seller will afford promptly to Buyer and its agents reasonable access to its properties, books, financial and other records, information, employees and auditors, in each case relating to the Company or any Subsidiary and to the extent reasonable and necessary in connection with any audit, investigation, dispute or litigation involving to the operation of the Company or any Subsidiary prior to the Closing; provided, however, that any such access by Buyer shall be conducted during Seller’s normal business hours and shall not unreasonably interfere with the conduct of the business of Seller; provided, further, that Buyer and its agents shall be required to execute Seller’s standard non-disclosure agreement prior to accessing such properties, books, financial and other records, information, employees and auditors.  Buyer shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  This Section 5.02(b) shall not apply to any investigation, dispute or litigation, in each case that is between Buyer and Seller.

(c)                             Seller confirms that it has entered into that certain Mutual Nondisclosure Agreement (NDA) dated August 20, 2004 between Buyer and Seller (the “NDA”) and that Seller is bound by, and will abide by, the provisions of the NDA.  If this Agreement is terminated, the NDA will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA.

(d)                            If, after the Closing Date, Seller locates or obtains any originals or copies of the Company’s or any Subsidiary’s customer data (including customer prospects) (“Customer Data”) that were not previously delivered to Buyer pursuant to Section 9.02(h), then Seller shall notify Buyer of such Customer Data and shall thereafter, at Buyer’s direction, either destroy such Customer Data or promptly deliver such Customer Data to Buyer without retaining any copy thereof; provided, however, that, notwithstanding the foregoing, Seller may retain Customer Data solely for the purpose of complying with its obligations under Section 5.05; provided, further, that Seller shall comply with its privacy policy as in effect on the Agreement Date with respect to any Customer Data that it retains pursuant to the foregoing proviso.

SECTION 5.03.  Notices of Certain Events.  Seller shall promptly notify Buyer of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement or relating to the Company or its operations;

(c)                                  any actions, suits, claims, investigations or proceedings commenced relating to Seller, the Company or any Subsidiary that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 3.13; and

(d)                                 any event, change or circumstance that has or can reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 5.04.  Cooperation.

(a)                                  Third Party Consents.  Seller will use all reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties and give such notices to third parties, in each case that are required to consummate the transactions provided for herein and to keep in effect and avoid the breach, violation or termination of any

Material Agreement; provided, however, that reasonable efforts by Seller shall not include (a) the payment of any amounts by Seller to any such third party or (b) the amendment of any provision of, or waiver of any rights under, any agreement, contract, plan, lease, arrangement or commitment between Seller or any Subsidiary, on the one hand, and any such third party, on the other hand.

(b)                                 AF Employees.  On or before the Closing, Seller shall (and shall cause the Company to) (i) surrender or terminate any and all credit cards issued by or on behalf of the Company and (ii) ensure that signatory authority for all current AF Employees and directors of the Company, with respect to the Company’s bank and investment accounts, shall have been terminated.  Seller shall take all actions necessary to ensure that the vesting of all outstanding Company Options held by the AF Employees is accelerated in full immediately prior to the Closing.  On the Closing Date, Seller shall assign to Buyer the agreements listed on Schedule 5.04(b).  Seller shall retain and pay for all obligations arising on or prior to the Closing Date (and whether or not submitted as an expense on or prior to the Closing Date) for accrued but unpaid salaries, benefits, severance, retention or stay bonuses or other payments to any AF Employees, consultants or independent contractors, including, without limitation:  (x) any and all retention bonuses granted to Lisa Van de Veer, Scott Bechler, Rhonda Shuptrine, Joe Straub, Christopher Brewer, Earl Bridges, Gene Hindman and Brian Perrine pursuant to the agreements listed on Schedules 3.09(l)(2)(b) through (i) of the Seller Disclosure Letter; (y) any and all severance payments payable to Michael Potts pursuant to the agreements listed on Schedules 3.09(l)(2)(j) through (l) of the Seller Disclosure Letter; and (z) any obligations arising from Seller’s, the Company’s or any Subsidiary’s tuition reimbursement program and adoption program and Seller’s Executive Deferred Compensation Plan.

(c)                                  Master Sublease.

(i)                                     Throughout the term of the Master Sublease, (A) Seller shall fully perform all of its obligations under the Master Sublease and (B) Seller shall not, by its action or failure to act, become in default under the Master Sublease.  Seller shall not, without Buyer’s prior written consent, terminate the Master Sublease prior to the expiration of the term of the Master Sublease.

(ii)                                  At any time prior to the termination of the Master Sublease, Buyer may propose to terminate any and all obligations and liabilities under the Master Sublease by delivering to Seller a cash payment, and Seller agrees to negotiate in good faith with Seller with respect thereto (subject to the written consent of High Pointe I Development Group, LLC (“High Pointe”) and Crown).

(iii)                               In the event that Buyer wishes to sublease to a third party all or any portion of the leased premises under the Master Sublease, Seller shall use commercially reasonable efforts to cooperate with Buyer to consummate such sublease (including participating in negotiations with High Pointe and Crown to effectuate such sublease), and Seller shall not unreasonably withhold its approval to such sublease.

(iv)                              From the Agreement Date until 5:00 pm Pacific time on November 19, 2004, Seller will, in good faith, cooperate with Buyer in Buyer’s efforts to have its proposed changes to the Sublease Consent, as set forth on Schedule 5.04(c)(iv) (“Buyer’s Proposed Consent”), accepted by High Pointe and Crown.  For purposes of the foregoing, Seller’s good faith cooperation with Buyer will not include (A) Seller’s payment of any amount to any Person or (B) Seller’s acceptance of any terms or conditions that would adversely affect Seller.  If both High Pointe and Crown agree to accept (x) Buyer’s Proposed Consent or (y) Buyer’s Proposed Consent with such changes thereto that are accepted by both Buyer and Seller (“Buyer’s Revised Proposed Consent”), then Buyer’s Proposed Consent or Buyer’s Revised Proposed Consent, as applicable, will replace the Sublease Consent as Exhibit E attached hereto.

(d)                                 Ericsson Sublease.  From the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with Article 11, Seller will use commercially reasonable efforts to either (i) effectively assign to Buyer all of Seller’s rights and obligations under that certain Sublease Agreement dated August 22, 2003 by and between the Intuit Inc. and Ericsson (the “Ericsson Sublease”), with such assignment (such assignment, the “Ericsson Assignment”) to include a full release in favor of Seller from Ericsson and High Pointe (such release, the “Ericsson Release”), or (ii) terminate the Ericsson Sublease and replace it with a new sublease between Ericsson and Buyer, executed and delivered by Ericsson to Buyer, for the premises covered by the Ericsson Sublease and upon substantially similar terms (including rental rate) as the Ericsson Sublease (such new sublease, the “New Ericsson Sublease”), with such New Ericsson Sublease to include the Ericsson Release.  Notwithstanding anything herein to the contrary, Buyer shall not be required to assume any liabilities of Seller relating to periods prior to the Closing as part of the Ericsson Release.

(e)                                  Trademarks; Tradenames.  Seller shall not use the trademark or trade name “Intuit FundWare” or any trademark or trade name confusingly similar to the foregoing for any purpose other than as permitted under “fair use” exceptions as that term is interpreted under federal trademark law (for example, the right to use the name to describe Seller’s historical operations in its securities law filings).  For the avoidance of doubt, nothing in this Agreement shall be construed as any granting to Seller or any of its Affiliates any right or license, either express or implied, to use the trademark or trade name “Intuit FundWare” or any trademark or trade name confusingly similar to the foregoing, and Seller agrees that it shall not use any such trademark or trade name as a corporate, trade or business name of any operating Affiliate of Seller, or to identify or brand any product or service of Seller or any of its Affiliates, or for any other branding or promotional purpose whatsoever.

SECTION 5.05.  Non-Solicitation.  For a period of one year after the Closing, Seller shall not (and shall not direct other Persons to), without Buyer’s prior written consent:  (i) directly or indirectly, separately or in association with other Persons, interfere with, impair, disrupt or damage the business of the Company or any Subsidiary by hiring or soliciting to hire for employment any individual listed on Schedule 5.05(a) attached hereto; provided, however, that the foregoing shall not prohibit Seller (or other Persons acting pursuant to Seller’s direction) from hiring or soliciting to hire for employment any such individual through general advertisements to the public; provided, further, that the foregoing shall not prohibit Seller (or other Persons acting pursuant to Seller’s direction) from hiring or soliciting to hire for employment any such individual if such individual ceases to be employed by Buyer, the Company or any Subsidiary prior to the time of such hiring or solicitation; and (ii) directly offer to any customer of the Company or any of its Subsidiaries listed on Schedule 5.05(b) attached hereto (any such customer, a “Customer”) or any value added reseller (VAR) listed on Schedule 5.05(c) attached hereto (any such value added reseller, a “Value Added Reseller”; all such Customers and Value Added Resellers, collectively, the “Non-Solicit Persons”), through a targeted communication sent to such Customer at such Customer’s current mailing address or current email address as set forth on Schedule 5.05(b) attached hereto or to such Value Added Reseller at such Value Added Reseller’s current mailing address or current email address as set forth on Schedule 5.05(c) attached hereto, any accounting application software substantially similar to the Company’s Fundware product that is specifically designed for or targeted to nonprofit organizations (a “Similar Product”) or directly promote a Similar Product to any value added reseller (VAR) through an outbound telephone call; provided, however, that the foregoing shall not prohibit Seller (or other Persons acting pursuant to Seller’s direction) from directly offering, through a targeted communication, a Similar Product to up to 5% of such Non-Solicit Persons so long as any such targeted communication is made using knowledge that Seller has obtained independently of Seller’s ownership of the Company.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

SECTION 6.01.  Confidentiality.  Buyer confirms that it has entered into the NDA and that Buyer is bound by, and will abide by, the provisions of the NDA.  If this Agreement is terminated, the NDA will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the NDA.

SECTION 6.02.  Access.  On and after the Closing Date, upon prior written notice to Buyer, Buyer will, and will cause its subsidiaries to, afford promptly to Seller and its agents reasonable access to their respective properties, books, financial and other records, information, employees and auditors, in each case relating to the Company or any Subsidiary (or any successor to their business, properties or assets) and to the extent reasonable and necessary in connection with any audit, investigation, dispute or litigation involving to the operation of the Company or any Subsidiary prior to the Closing; provided, however, that any such access by Seller shall be conducted during Buyer’s normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer; provided, further, that Seller and its agents shall be required to execute Buyer’s standard non-disclosure agreement prior to accessing such properties, books, financial and other records, information, employees and auditors.  Seller shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  This Section 6.02 shall not apply to any investigation, dispute or litigation, in each case that is between Buyer and Seller.

SECTION 6.03.  Trademarks; Tradenames.  After the Closing, Buyer shall not, and shall not permit the Company or its Subsidiaries to, use any of the marks or names set forth on Schedule 6.03; provided, however, that Buyer may use the FundWare mark alone or in combination with other marks, so long as it is not used in combination with the INTUIT mark or any other mark, name or designation that is confusingly similar to any mark, name or designation adopted or used by Seller.  This Section 6.03 shall not prohibit Buyer from fair use (as that term is interpreted under federal trademark law) of the name “Intuit” (for example, the right to use the name “Intuit” to describe Buyer’s acquisition of the Company pursuant to this Agreement).

SECTION 6.04.  Privacy.  Promptly after the Agreement Date, Seller will send a communication, a copy of which is attached hereto as Exhibit A, to all customers of the Company, notifying them of the pending change of control.  Buyer shall use its commercially reasonable efforts to ensure that its first communication following the Closing that involves the use of any customer information for marketing purposes shall be by means of an email that provides the following:  (i) a statement that Buyer’s privacy policy is to comply with all applicable legal requirements; and (ii) an opportunity to opt out of any further use of their customer information for email solicitations by Buyer.  Buyer agrees that it shall use its commercially reasonable efforts to make such email communication no later than ten business days following the Closing.

SECTION 6.05.  Wages and Employee Benefit Plans.  Buyer shall not withdraw any Offer Letter prior to the Closing.  Upon the Closing, the Offerees shall cease to be employees of Seller.

SECTION 6.06.  Ericsson Sublease.  From the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with Article 11, Buyer will, in good faith, cooperate with Seller in Seller’s efforts to obtain either (i) the Ericsson Assignment and the Ericsson Release or (ii) the New Ericsson Sublease and the Ericsson Release.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

SECTION 7.01.  Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.  Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 7.03.  Public Announcements.  The parties agree to consult with each other before making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not make any such public statement prior to such consultation; provided, however, that Buyer and Seller have consulted with each other regarding the issuance of press releases relating to the transactions contemplated hereby, copies of which is attached hereto as Exhibit B-1 and Exhibit B-2 (the “Approved Press Releases”), and Buyer and Seller agree that the Approved Press Releases may be issued by Buyer and Seller, as applicable, promptly after the execution and delivery of this Agreement by Buyer and Seller.

SECTION 7.04.  Intercompany Accounts.  At the Closing, all intercompany accounts, and the obligations relating thereto, between Seller or its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, as of the Closing shall be terminated.

ARTICLE 8
TAX MATTERS

SECTION 8.01.  Tax Definitions.  The following terms, as used in this Article 8, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Federal Tax” means any Tax imposed under Subtitle A of the Code.

“Final Determination” means (i) with respect to Federal Taxes, a “determination” as defined in Section 1313(a) of the Code and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“Post-Closing Tax Period” means any Tax period ending after the close of business on the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the close of business on the Closing Date.

“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

“Subsidiary” of a specified entity means any entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other entity.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum taxes).

“Tax Benefit” means an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary of the Company any deduction, amortization, exclusion from income or other allowance which would not, but for such adjustment, be allowable.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition of Taxes.

SECTION 8.02. Tax Representations.  Seller represents and warrants to Buyer that as of May 31, 2002 through the Closing Date, subject to the exceptions stated in Schedule 8.02 of the Seller Disclosure Letter, and subject to other exceptions that are not material individually or in the aggregate:

(a)                                  the Company and each of its Subsidiaries have prepared and timely filed with the appropriate Taxing Authorities all material Tax Returns required to be filed through the date of this Agreement, taking into account any extension of time to file granted to, or obtained on behalf of, the Company or its Subsidiaries;

(b)                                 the Company and each of its Subsidiaries have timely paid all material Taxes due through the date of this Agreement and have made adequate provision for any Taxes attributable to any taxable period (or portion thereof) ending on or prior to the date of this Agreement that are not yet due;

(c)                                  any material deficiencies or assessments asserted in writing against the Company or any of its Subsidiaries by any Taxing Authority through the date of this Agreement have been paid or fully reserved or settled;

(d)                                 to Seller’s Knowledge, neither the Company nor any of its Subsidiaries is presently under examination or audit by any Taxing Authority;

(e)                                  no extension of the period for assessment or collection of any Tax is currently in effect with respect to the Company or any of its Subsidiaries;

(f)                                    none of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986);

(g)                                 the Company and each of its Subsidiaries organized under the laws of a state within the United States is a member of the Seller Group and files its United States federal income Tax Return on a consolidated basis with Seller pursuant to Section 1501 of the Code;

(h)                                 neither the Company nor any of its Subsidiaries are parties to, or bound by, any tax indemnity, tax sharing or tax allocation agreement or arrangement;

(i)                                     there is no unresolved claim by a Taxing Authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries is, or may be, subject to taxation by such jurisdiction;

(j)                                     no payment will, or may, be made by the Company and its Subsidiaries to any employee, former employee, officer, director or agent thereof which payment will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; and

(k)                                  none of the Company and its Subsidiaries (i) has engaged in a transaction that, as of the date of entering into a binding contract to engage in such transaction, was a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (ii) has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the Agreement Date, or (iii) owns any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in any entity that owns any interest in real property.

SECTION 8.03.  Filing of Tax Returns.

(a)                                  Seller will file (or cause to be filed) all necessary consolidated United States federal income Tax Returns of the Seller Affiliated Group and all necessary Combined Income Tax Returns for all taxable periods beginning on or before the Closing Date.  Seller will file (or cause to be filed) all necessary Separate Tax Returns with respect to the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date.  Seller will pay for its own account or the account of one or more of its Affiliates (i) any United States federal income Taxes with respect to such federal income Tax Returns, (ii) any United States or state, local or other governmental income or franchise Taxes with respect to such Combined Income Tax Returns (“Combined Income Taxes”), and (iii) any United States or state, local or other governmental Taxes other than Combined Income Taxes or Taxes described in clause (i) above (“Separate Taxes”) with respect to such Separate Tax Returns.  To the extent permitted by applicable law and regulations, the taxable year of the Company and each of its Subsidiaries will terminate on the Closing Date for all United States or state, local and other governmental income and franchise Tax purposes.

(b)                                 Promptly, but no later than 180 days after the Closing Date (but, in any event, no later than 30 days prior to the due date (without extensions) of the relevant Tax Return), Buyer or the Company will provide Seller with the necessary information relating to the Company and its Subsidiaries and, where necessary, authorization for Seller to prepare such Tax Returns and to pay such federal income Taxes, Combined Income Taxes and Separate Taxes.  Buyer or the Company will prepare such information in a manner consistent with past practice, and Seller will prepare such Tax Returns in a manner consistent with past practice.

(c)                                  Except as described in Sections 8.03(a) and 8.03(b), Buyer or the Company will file (or cause to be filed) all necessary United States or state, local and other governmental Tax Returns with respect to the Company and all of its Subsidiaries for all taxable periods.  Buyer or the Company will pay (or cause to be paid) for its own account or the account of one or more of its Affiliates any Taxes due with respect to such Tax Returns; provided, however, that, with respect to any taxable period of the Company or any of its Subsidiaries that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), Seller shall reimburse Buyer or the Company for any such Taxes paid that are attributable to the pre-Closing portion of that Straddle Period.  Such reimbursement by Seller shall occur by wire transfer on the later of (A) the third day prior to the due date for payment of such Taxes to the government and (B) the fifteenth business day after Buyer has provided to Seller (i) written notice that such Taxes have been or soon will be paid by Buyer, the Company or any of its Subsidiaries and (ii) a detailed calculation of the Straddle Period Taxes and the pre-Closing portion thereof; provided, however, that, if Seller’s failure to pay such Taxes results from insufficiency of the detailed calculation, no interest will be due from Seller.  The detailed calculation shall be sufficient to allow Seller to make a determination as to the accuracy of the calculation.  Buyer and Seller will endeavor in good faith to resolve any differences with respect to such calculation.

(d)                                 For purposes of this Agreement, income, deductions and other items in respect of a Straddle Period will be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an actual closing of the books of such entity as of the end of the Closing Date.

SECTION 8.04.  Tax Covenants.

(a)                                  Buyer covenants that it will not cause or permit the Company or any Subsidiary or Affiliate of Buyer to (i) take any action on the Closing Date other than in the ordinary course of business, including, without limitation, the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of the Seller Group or any loss of Seller or the Seller Group under this Agreement or (ii) make or change any Tax election, amend any Tax Return, take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, in each case that results in any increased Tax liability or reduction of any Tax Asset of Seller in respect of any Pre-Closing Tax Period.  Buyer agrees that Seller is to have no liability for any Tax resulting from any action, referred to in the preceding sentence, of the Company, Buyer or any Affiliate of Buyer on the Closing Date.

(b)                                 Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares on Buyer’s Tax Returns to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and any similar state, local and foreign law provisions.

(c)                                  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Buyer, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 8.05.  Control.

(a)                                  Seller will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to the consolidated United States federal income Tax liability of the Seller Affiliated Group and/or the Tax liability of Seller or an Affiliate of Seller under any Combined Income Tax Return and the portion of any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability with respect to which Seller provides indemnification under this Agreement.

(b)                                 Except as provided in Section 8.05(a), Buyer will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of the Company or any of its Subsidiaries.

SECTION 8.06.  Refunds.

(a)                                  Seller will be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Company or any of its Subsidiaries in respect of a taxable period (or the portion thereof) ending on or prior to the Closing Date.

(b)                                 Seller will be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Company or any of its Subsidiaries in respect of a pre-Closing portion of any Straddle Period.

(c)                                  Except as provided in Section 8.06(a) and Section 8.06(b), Buyer will be entitled to any refunds (including interest paid therewith) in respect of any Tax Liability of the Company or any of its Subsidiaries.

SECTION 8.07.  Tax Benefits.

(a)                                  Buyer agrees to pay to Seller any Tax Benefit received by the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer from the use in any Post-Closing Tax Period of a carryforward of any Tax Asset of the Company or any Subsidiary of the Company from a Pre-Closing Tax Period.  Such Tax Benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable by the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer over (ii) the amount of Taxes actually payable by the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer.  Payment of the amount of such Tax Benefit shall be made within 90 days of the filing of the applicable Tax

Return for the taxable year in which the Tax Asset is utilized.  If, subsequent to the payment by Buyer to Seller of any such amount, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried forward or (B) a reduction in the amount of the Tax Benefit realized by the Company, any Subsidiary of the Company, Buyer or any Affiliate of Buyer as a result of any other Tax Asset that arises in a Post-Closing Tax Period, Seller shall repay to Buyer, within 90 days of such event described in clause (A) or (B) (an “Event” or, collectively, the “Events”), any amount which would not have been payable to Seller pursuant to this Section 8.07(a) had the amount of the Tax Benefit been determined in light of the Events.

(b)                                 Any amount paid to or by Seller under this Section 8.07 will be treated as an adjustment to the Purchase Price unless a Final Determination causes any such amount to not constitute an adjustment to the Purchase Price for Tax purposes.  In such event, Buyer or Seller, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting, for example, the effect of deductions available for interest paid or accrued and Taxes such as state and local income Taxes.

SECTION 8.08.  Interest.  In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

SECTION 8.09.  Tax Cooperation.

(a)                                  Seller and Buyer will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or its Subsidiaries or their respective assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes or Tax Return.  Seller and Buyer will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Company or its Subsidiaries or their respective assets or businesses, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.  The party requesting cooperation under this Section 8.09 will reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

(b)                                 Seller and Buyer will report to the other any written communication from or with the IRS that relates in any way to the characterization of the Purchase or any related transaction.

SECTION 8.10.  Section 338 Elections.

(a)                                  Buyer and Seller shall join in filing an election under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) with respect to the actual or deemed acquisition by Buyer of the Company and each of its U.S. Subsidiaries and will treat such acquisition as a deemed sale of all of the assets of the Company and each such Subsidiary (“Deemed Asset Sale Treatment”).

(b)                                 Prior to the Closing Date, Buyer shall advise Seller of all material filings and schedules that are required to perfect the Deemed Asset Sale Treatment (collectively, the “Identified Elections”).  Seller shall execute, or cause any necessary Subsidiary of Seller to execute, any Identified Election prepared and requested by Buyer that is necessary to achieve Deemed Asset Sale Treatment.  Buyer shall provide to Seller any information in the possession of Buyer or any of its Subsidiaries that is required to be set forth on any Identified Election.

(d)                                 Seller will pay any Taxes for all taxable periods ending on or before the Closing Date, and for the portion of any Straddle Period ending as of the end of the Closing Date, attributable to the making of the Section 338(h)(10) Election and other elections or filings under this Section 8.10.

(e)                                  Within 180 days after the Closing Date, Buyer will provide to Seller copies of IRS Forms 8023 and 8883 and any required exhibits thereto (collectively, the “Asset Acquisition Statements”) with Buyer’s proposed allocation of the Purchase Price (together with any assumed liabilities).  Within 15 days after Seller’s receipt of the Asset Acquisition Statements, Seller will propose in writing to Buyer any changes to the Asset Acquisition Statements (“Seller Proposal”).  In the event that Seller does not deliver a Seller Proposal to Buyer within such 15-day period, Seller will be deemed to have agreed to, and accepted, the Asset Acquisition Statements.  If Seller delivers a Seller Proposal to Buyer within such 15-day period, Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statements within 15 days after Buyer’s receipt of such Seller Proposal.

(f)                                    If after working in good faith to resolve any differences with respect to the Asset Acquisition Statements as described in the last sentence of Section 8.10(e), Buyer and Seller are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters shall be determined by an independent accounting firm of national standing (the “Allocation Arbiter”) selected by Buyer and Seller, which firm shall not be the regular accounting firm of either Buyer or Seller.  Within 15 days after its appointment, the Allocation Arbiter will determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and will issue a written report as to those matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding on Buyer and Seller.  The fees and costs of the Allocation Arbiter shall be borne equally by Buyer and Seller.  For the avoidance of doubt, this provision shall apply to any dispute regarding the Asset Acquisition Statements.

(g)                                 Buyer and Seller and their respective Subsidiaries shall file any required Tax Returns consistent with the Deemed Asset Sale Treatment.  Buyer and Seller shall file all Tax Returns and reports consistent with the allocation of Purchase Price provided in the Asset Acquisition Statements (as may be modified by the mutual agreement of Buyer and Seller as provided in Section 8.10(f)) or, if applicable, the determination of the Allocation Arbiter.

ARTICLE 9
CONDITIONS TO CLOSING

SECTION 9.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                                  No provision of any applicable law or regulation, and no judgment, injunction, order or decree, shall prohibit the consummation of the Closing.

(b)                                 All material actions by or in respect of or material filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect on the Company or Buyer.

SECTION 9.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)                                  Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and Buyer shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

(b)                                 The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, and Buyer shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

(c)                                  There will not have been any Material Adverse Effect on the Company since the Agreement Date, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Buyer shall have received a certificate signed by a duly authorized officer of Seller to the foregoing effect.

(d)                                 Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03 and from the third parties set forth on Schedule 9.02(d), and no such consent, authorization or approval shall have been revoked.

(e)                                  Seller shall have executed and delivered to Buyer a counterpart of the License Agreement substantially in the form of Exhibit C attached hereto (the “License Agreement”).

(f)                                    Seller shall have executed and delivered to Buyer a counterpart of the Transition Services Agreement substantially in the form of Exhibit D attached hereto (the “Transition Services Agreement”).

(g)                                 Each of High Pointe I Development Group, LLC and Crown Media International, LLC shall have executed and delivered to Buyer a counterpart of the Consent to Sublease in substantially the form of Exhibit E attached hereto (the “Sublease Consent”).

(h)                                 Seller shall have delivered to Buyer all originals and copies of the following items that are, as of the Closing, in the possession or control of Seller:  (i) the Company’s and each Subsidiary’s books of account, financial and other records that are on the Company’s or any Subsidiary’s local information systems; (ii) the Company’s and each Subsidiary’s customer data (including customer prospects); and (iii) the Company’s personnel records relating to those AF Employees who become employees of Buyer upon the Closing and the Company’s corporate records; provided, however, that, notwithstanding the foregoing, Seller shall be permitted to retain copies (and, where reasonably necessary, originals) of all such records that are reasonably necessary in order for Seller to comply with its tax and financial reporting obligations and/or other regulatory or legal compliance obligations, including any tax or accounting audit; provided, further, that, notwithstanding the foregoing, Seller may retain Customer Data solely for the purpose of complying with its obligations under Section 5.05.  Notwithstanding anything herein to the contrary, but without limiting the parties’ obligations under the Transition Services Agreement, Seller shall be permitted to retain all financial information of the Company and its Subsidiaries that is in its Oracle enterprise system (the “Oracle Information”) and, until March 15, 2005, Seller will work in good faith with Buyer to respond to Buyer’s reasonable requests for reports or extracts of raw data queries generated from the Oracle Information, in each case that are necessary for the operations of the Company and its Subsidiaries.

(i)                                     Seller’s outside legal counsel, Fenwick & West LLP, shall have delivered to Buyer a legal opinion, dated the Closing Date, as to the matters set forth in Exhibit F attached hereto.

(j)                                     Seller shall have delivered to Buyer a complete list, as of a date no more than two business days prior to the Closing Date, of the current customers and clients of the Company and its Subsidiaries, including the respective names, addresses and contact persons for such customers and clients.

(k)                                  All persons holding the position of a director or officer (or comparable position) of the Company or any of its Subsidiaries, in office immediately prior to the Closing, will have resigned in writing from such positions effective as of the Closing.

(l)                                     Seller shall have paid all retention bonuses due to AF Employees under the agreements listed on Schedules 3.09(l)(2)(b) through (i) of the Seller Disclosure Letter.

(m)                               Seller shall have transferred or assigned to Buyer (at no cost to Buyer) the rights to use each copy of software set forth on Schedule 9.02(m) that is validly licensed to the Company or any Subsidiary for the use of an employee of the Company or any Subsidiary as of the Agreement Date, subject to the terms of the license agreements applicable to such software

(such transfer or assignment, the “Software Assignment”).

(n)                                 Subject to Section 6.06, Seller shall have obtained either (i) the Ericsson Assignment and the Ericsson Release or (ii) the New Ericsson Sublease and the Ericsson Release; provided, however, that the foregoing condition may be satisfied in the manner set forth in Section 2.03; provided, further, that, if the foregoing condition is satisfied in the manner set forth in Section 2.03, the actual relocation of all Equipment from the premises covered by the Ericsson Sublease to the premises covered by the Master Sublease pursuant to Section 2.03 shall not be a condition to the obligation of Buyer to consummate the Closing.

SECTION 9.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)                                  Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect.

(b)                                 The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein), in each case on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Buyer, and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the foregoing effect.

(c)                                  Buyer shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 4.03, and no such consent, authorization or approval shall have been revoked.

(d)                                 Buyer shall have executed and delivered to Seller a counterpart of the License Agreement.

(e)                                  Buyer shall have executed and delivered to Seller a counterpart of the Transition Services Agreement.

(f)                                    Each of High Pointe I Development Group, LLC and Crown Media International, LLC shall have executed and delivered to Seller a counterpart of the Sublease Consent.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

SECTION 10.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the first anniversary of the Closing

Date; provided, however, that (i) the representations and warranties contained in Section 8.02 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof) and (ii) any Indemnified Party (as defined in Section 10.03) will be entitled to seek recovery for fraud or willful misconduct in connection with this Agreement until the expiration of the applicable statute of limitations.  All covenants of the parties contained in this Agreement will survive according to their respective terms.  Notwithstanding the preceding two sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 10.02.  Indemnification.

(a)                                  Indemnification by Seller.  Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Buyer or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, (ii) United States federal income Taxes of the Company and each of its Subsidiaries for all taxable periods ending on or before the Closing Date (except for any Damages as may result from any action outside the ordinary course of business taken with respect to the Company or any of its Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, other than such Damages arising as a result of the parties’ election under Section 338(h)(10) of the Code), (iii) United States federal income Taxes of any member of the Seller Affiliated Group for any period during which the Company or any of its Subsidiaries was a member of such group, including United States federal income Taxes imposed pursuant to Treasury Regulations Section 1.1502-6 (except for any Damages as may result from any action outside the ordinary course of business taken with respect to the Company or any of its Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, other than such Damages arising as a result of the parties’ election under Section 338(h)(10) of the Code), (iv) Combined Income Taxes and Separate Taxes for all taxable periods (or the portion thereof) ending on or before the Closing Date, including, in the case of Separate Taxes, the pre-closing portion of any Straddle Period beginning before and ending after the Closing Date, except for any Damages as may result from any action outside the ordinary course of business taken with respect to the Company or any of its Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, other than such Damages arising as a result of the parties’ elections of, or reporting of, Deemed Asset Sale Treatment, and (v) any failure by Seller to pay any Taxes for all taxable periods ending on or before the Closing Date, and for the portion of any Straddle Period ending as of the end of the Closing Date, attributable to the making of the Section 338(h)(10) Elections and other elections or filings under Section 8.10(a); provided, however, that (i) Seller shall not be liable under this Section 10.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 10.02(a) exceeds $100,000 (the “Seller Basket”), in which event Buyer and its Affiliates may make claims for all Damages (including the first $100,000 thereof), and (ii) Seller’s maximum liability under this Section 10.02(a) shall not exceed an amount equal to 15% of the Purchase Price (as adjusted in accordance with Section 2.03), except in the case of fraud or willful misconduct or in connection with any misrepresentation or breach of warranty in Section 8.02 or the breach of any of Seller’s covenants and agreements contained in Section 2.03 and Article 8.  In no event shall Seller’s liability under this Section 10.02 exceed an amount equal to the Purchase Price (as adjusted in accordance with Section 2.03).  Notwithstanding anything herein to the contrary, (i) neither the Seller Basket nor the limitations set forth in this Section 10.02(a) shall apply to the breach of any of Seller’s covenants and agreements contained in Section 2.03 and (ii) the Seller Basket shall not apply in the case of any breach by Seller of its covenants and agreements contained in Sections 5.04(b) and 5.04(c).

(b)                                 Indemnification by Buyer.  Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (ii) any Tax resulting from any action, referred to in Section 8.04(a), of the Company, Buyer or any Affiliate of Buyer on the Closing Date, (iii) Taxes imposed on the Company or any Subsidiary for all taxable periods (or the portion thereof) beginning after the Closing Date, (iv) any action outside the ordinary course of business taken with respect to the Company or any of its Subsidiaries, or their respective assets or businesses, on the Closing Date but after the Closing, other than such Damages arising as a result of the parties’ election under Section 338(h)(10) of the Code or as a result of the parties’ elections of, or reporting of, Deemed Asset Sale Treatment, and (v) the operation of the business of the Company and its Subsidiaries after the Closing; provided, however, that (a) Buyer shall not be liable under clause (i), (ii), (iii) or (iv) unless the aggregate amount of Damages with respect to all matters referred to in clauses (i), (ii), (iii) and (iv) exceeds $100,000 (the “Buyer Basket”), in which event Seller and its Affiliates may make claims for all Damages (including the first $100,000 thereof), and (ii) Buyer’s maximum liability under clauses (i), (ii), (iii) and (iv) shall not exceed an amount equal to 15% of the Purchase Price (as adjusted in accordance with Section 2.03), except in the case of fraud or willful misconduct or in connection with the breach of any of Buyer’s representations in Section 8.02 or any of Buyer’s covenants and agreements contained in Section 2.03 and Article 8.  In no event shall Buyer’s liability under clauses (i), (ii), (iii) and (iv) exceed an amount equal to the Purchase Price (as adjusted in accordance with Section 2.03).  Notwithstanding anything herein to the contrary, (i) neither the Buyer Basket nor the limitations set forth in this Section 10.02(b) shall apply to the breach of any of Buyer’s covenants and agreements contained in Section 2.03 and (ii) the Buyer Basket shall not apply in the case of any breach by Buyer of its covenants and agreements contained in Sections 6.02 and 6.03.

SECTION 10.03.  Notice of Claim; Third Party Claims.

(a)                                  The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding (any such claim, suit, action or proceeding, a “Claim”) in respect of which indemnity may be sought under Section 10.02 and will provide the Indemnifying Party with such information relating thereto that the Indemnifying Party may reasonably request.  Each Notice of Claim will contain the following:  (i) a statement that the Indemnified Party has incurred or suffered Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third Party Claim (as defined in Section 10.03(b))); and (ii) a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred or suffered and the specific nature of the breach to which such item is related.  The failure to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 The Indemnified Party will defend any Claim asserted by any third party (“Third Party Claim”), and the costs and expenses incurred by the Indemnified Party in connection with such defense (including the reasonable fees of attorneys, other professionals and experts and court or arbitration costs) will be included in the Damages for which the Indemnified Party may seek indemnification pursuant to a Claim made by such Indemnified Party hereunder.  If such Third Party Claim relates solely to monetary damages and not for injunctive, equitable or other non-monetary relief, then the Indemnifying Party may, with the Indemnified Party’s prior written consent (or if the Indemnified Party continues to fail to actively and diligently defend a Third Party Claim after the Indemnifying Party provides thirty (30) days’ notice of such failure), assume the defense of (and, subject to this Section 10.03, settle) such claim and shall not, as long as it diligently conducts such defense (subject to a 30-day period, after receipt of notice from the Indemnified Party that the Indemnifying Party is not diligently conducting such defense, during which it may cure any failure to diligently conduct such defense), be liable to the Indemnified Party for any fees of the Indemnified Party’s counsel or any other expenses with respect to the defense of such claim incurred after the assumption of such defense; provided, however, that this Section 10.03(b) shall not apply in the event that the parties’ insurance policies prohibit such action.

(c)                                  The party that is not defending a Third Party Claim (the “Non-Defending Party”) will have the right to participate at its own expense in all proceedings.  Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)                                 The party that is defending a Third Party Claim shall obtain the prior written consent of the Non-Defending Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim; provided, however, that such consent by the Indemnifying Party will not be deemed to be an acceptance of the related Claim by the Indemnified Party for indemnification pursuant to Section 10.02 for the amount of such settlement.

SECTION 10.04.  Calculation of Damages.

(a)                                  The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies.

(b)                                 The Indemnifying Party shall not be liable under Section 10.02 for any Damages for lost profits.

(c)                                  The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants and obligations of the Indemnifying Party contained herein will not be affected by any investigation or diligence conducted by the Indemnified Party with respect to, or any knowledge acquired (or capable of being acquired) by the Indemnified Party, at any time whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

SECTION 10.05.  Resolution of Notice of Claim.  Each Notice of Claim delivered by an Indemnified Party to an Indemnifying Party will be resolved as follows:

(a)                                  If, within 20 calendar days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 10.05(b), then the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of the Damages specified in the Notice of Claim and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

(b)                                 If the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 10.05(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by the Indemnifying Party and the Indemnified Party or (ii) in the absence of such a written settlement agreement, by binding arbitration between Indemnifying Party and the Indemnified Party in accordance with the terms and provisions of Section 10.05(c).

(c)                                  Any Contested Claim that is not resolved in accordance with Section 10.05(b)(i) will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et. seq., and any such arbitration will be conducted in Santa Clara County, California.  If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” as used in this Agreement will thereafter mean and refer to the American Arbitration Association (“AAA”).  Either the Indemnifying Party or the Indemnified Party may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to the other party.  The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 10.05(c).

The parties will cooperate with J.A.M.S. and with each other in promptly selecting a single arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement.  The parties covenant that they will participate in the arbitration in good faith and that they will share in its costs in accordance with Section 10.05(c)(i).  The provisions of this Section 10.05(c) may be enforced by any court of competent jurisdiction.  Subject to the provisions of Section 10.05(c)(vii), judgment upon the Final Award (as defined below) or any other final finding rendered by the arbitrator in the arbitration may be entered in any court having competent jurisdiction.

(i)                                     Payment of Costs.  The Indemnifying Party and the Indemnified Party will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award.  The arbitrator will determine in the Final Award the party who is the prevailing party and the party who is not the prevailing party (the “Non-Prevailing Party”).  The Non-Prevailing Party will pay all reasonable costs, fees and expenses related to the arbitration, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of the arbitrator and the administrative fee of the arbitration proceedings.  If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii)                                  Burden of Proof.  Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the Claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of California applicable to contracts executed and entered into within the State of California, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(iii)                               Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Indemnifying Party and the Indemnified Party, together with a signed copy of the Final Award.  Subject to the provisions of Section 10.05(c)(vii), the Final Award will constitute a conclusive determination of all issues in question, binding upon the Indemnifying Party and the Indemnified Party, and will include an affirmative statement to such effect.  To the extent that the Final Award determines that an Indemnified Party has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award will set forth and award to such Indemnified Party the amount of such Incurred Damages.  In addition, the Final Award will set forth and award to the Indemnified Party an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) is reasonably likely to be incurred by such Indemnified Party as a result of the facts giving rise to the Contested Claim (“Estimated Damages”), which amount of Estimated Damages may include the amount of damages claimed by a third party in an action brought against the Indemnified Party based on alleged facts which, if true, would give rise to Damages.

(iv)                              Timing.  The Indemnifying Party, the Indemnified Party and the arbitrator will conclude each arbitration pursuant to this Section 10.05(c) as promptly as possible for the Contested Claim being arbitrated.

(v)                                 Terms of Arbitration.  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi)                              Exclusive Remedy.  Following the Closing Date, except as specifically otherwise provided herein, arbitration conducted in accordance with this Agreement will be the sole and exclusive remedy of the parties for any Claim made pursuant to Article 10.

(vii)                           Treatment of Damages. Upon issuance and delivery of the Final Award as provided in Section 10.05(c)(iii), the Indemnified Party will immediately be entitled to recover (A) the amount of any Incurred Damages determined and awarded to the Indemnified Party under such Final Award and (B) the amount of any Estimated Damages determined and awarded to the Indemnified Party under such Final Award, and such Incurred Damages and Estimated Damages will be deemed to be owed to the Indemnified Party for purposes of this Agreement.  Both Incurred Damages and Estimated Damages owed to Indemnified Parties are deemed to be Damages for purposes of this Agreement.

(d)                                 If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Indemnifying Party and the Indemnified Party (a “Settled Claim”), then the parties will resolve such Settled Claim as provided in such settlement agreement.

SECTION 10.06.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

SECTION 10.07.  Exclusivity.  Except as specifically set forth in this Agreement, the Indemnified Party waives any rights and claims the Indemnified Party may have against the Indemnifying Party, whether in law or in equity, relating to the transactions contemplated hereby.  The rights and claims waived by the Indemnified Party include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Section 10.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 5.02(b) and 6.02) or other claim arising out of this Agreement or the transactions contemplated hereby and thereby, except for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of the NDA, the License Agreement, the Transition Services Agreement or the Sublease Consent; provided, however, that the foregoing shall not prohibit Buyer or Seller from seeking and obtaining temporary and permanent injunctive relief or specific performance in the case of any breach by the other party hereto of such other party’s obligations contained in Sections 5.02(b), 5.04(c), 6.02, 6.03 and 6.04.

ARTICLE 11
TERMINATION

SECTION 11.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of Seller and Buyer;

(b)                                 by either Seller or Buyer if the Closing shall not have been consummated on or before December 15, 2004; or

(c)                                  by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clause (b) or (c) above shall give notice of such termination to the other party.

SECTION 11.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure to perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure without regard to the proviso and other limitations set forth in Section 10.02(a) or Section 10.02(b), as applicable.  The provisions of Sections 5.02(c), 6.01, 12.03, 12.05, 12.06, 12.07, 12.13 and 12.14 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

SECTION 12.01.  Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile (with confirmation of receipt and provided the sender receives a machine-generated confirmation of successful transmission and reasonably promptly following such transmission sends such notice or communication via U.S. mail or overnight courier), seventy two (72) hours after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other party in accordance with this Section 12.01:

if to Buyer, to:

Kintera, Inc.
9605 Scranton Road, Suite 240
San Diego, CA 92121
Attention:  Harry Gruber, Chief Executive Officer
Fax:  (858) 795-3010
Phone:  (858) 795-3000

with a copy to:

Morrison & Foerster LLP
3811 Valley Centre Drive, Suite 500
San Diego, CA 92130
Attention:  Scott M. Stanton
Fax:  (858) 720-5125
Phone:  (858) 720-5141

if to Seller, to:

Intuit Inc.
M/S 2700 C
2632 Marine Way
Mountain View, CA 94043
Attention:  General Counsel
Fax:  (650) 944-6622
Phone:  (650) 944-6000

with a copy to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention:  Mark A. Leahy
Fax:  (650) 938-5200
Phone:  (650) 988-8500

SECTION 12.02.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, and in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.03.  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

SECTION 12.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 12.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

SECTION 12.06.  Jurisdiction.  Subject to Section 10.05, each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Santa Clara County, California in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12.01.  Nothing in this Section 12.06, however, will affect the right of any party to serve legal process in any other manner permitted by law.

SECTION 12.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.08.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 12.09.  Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 12.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 12.11.  Seller Disclosure Letter.  The parties acknowledge and agree that (i) the Seller Disclosure Letter may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Seller Disclosure Letter shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  If any Schedule included in the Seller Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule included in the Seller Disclosure Letter readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

SECTION 12.12.  Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

SECTION 12.13.  Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

SECTION 12.14.  Construction.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document.  Each reference herein to a law, statute, regulation, document, agreement or contract will be deemed in each case to include all amendments thereto.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated.

SECTION 12.15.  No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  Except as otherwise specified herein:  (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 12.15.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINTERA, INC.

By:	/s/ Harry E. Gruber

Name:	Harry E. Gruber, M.D.

Title:	President and Chief Executive Officer

INTUIT INC.

By:	/s/ Brad Henske

Name:	Brad Henske

Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT